UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 26, 2006

                               BE AEROSPACE, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                                   0-18348           06-1209796
(State or other                   (Commission File Number)   (I.R.S. Employer
jurisdiction of incorporation)                               Identification No.)


1400 Corporate Center Way, Wellington, Florida                         33414
(Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
       Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the
       Exchange Act (17 CFR 240.13e-4(c))



                         Exhibit Index Appears on page 4

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
                  ------------------------------------------

         On July 26, 2006, BE Aerospace, Inc. (the "Company") entered into a new senior secured credit facility (the "Credit Agreement"), dated as of July 26, 2006, consisting of a five-year, $150 million revolving credit facility and a six-year, $75 million term loan with JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA)
LLC, as Syndication Agents, and certain lenders party thereto. The Credit Agreement also provides for the ability of the Company to request additional incremental term loans in an amount of up to $75.0 million upon satisfaction of certain customary conditions. The Credit Agreement replaces the Company's existing $50 million revolving credit facility that it had entered into in February 2004 and would have matured in 2007.

         The Company's obligations under the Credit Agreement will be secured by liens on substantially all of the Company's domestic assets, including a pledge of a portion of the capital stock of certain foreign subsidiaries.

         The Credit Agreement will, in certain circumstances, be required to be prepaid with excess cash flow and proceeds from certain asset sales, debt issuances and condemnation and casualty proceeds, subject to certain thresholds and reinvestment rights.

         Unless terminated earlier, the revolving credit facility will mature in 2011, and the term loan facility portion of the Credit Agreement will mature in 2012.

         The Credit Agreement will require the Company to comply with certain financial covenants, including a total leverage ratio and an interest charge coverage ratio. The Credit Agreement will include certain customary negative covenants.

         The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including change of control and cross-defaults to other debt.

         A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

         In connection with the Company's previously announced tender offer and consent solicitation for any and all of its outstanding 8 1/2% Senior Notes due 2010 (the "Senior Notes"), the Company used the $75.0 million term loan borrowings and $120.0 million of available revolving credit facility borrowings under the Credit Agreement, along with available cash, to purchase the tendered Senior Notes and to pay the accrued and unpaid interest on the tendered Senior Notes, to repay the outstanding borrowings under the Company's existing revolving credit facility, described in Item 1.02 below, and to pay certain related fees and expenses.

         The Company plans to enter into a new term loan, the proceeds of which will be used to repay all amounts borrowed under the revolving credit facility of the Credit Agreement and amounts outstanding under the term loan of the Credit Agreement, and to enter into a new revolving credit facility.


ITEM 1.02.        TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
                  ----------------------------------------------

         In connection with entering into the Credit Agreement described in Item 1.01, the Company repaid all amounts outstanding under its existing credit agreement, dated February 12, 2004, as amended (the "Old Credit Agreement"), among the Company, the lenders and other financial institutions named therein, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent. Certain of the lenders and agents under the Old Credit Agreement and/or their affiliates are acting as lenders and/or agents under the Credit Agreement, described in Item 1.01 above. The Old Credit Agreement, which has been terminated as of July 26, 2006, provided for a revolving credit facility of $50.0 million. The outstanding balance under the Old Credit Agreement prior to its repayment on July 26, 2006 was approximately $30.1 million.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BE AEROSPACE, INC.


                                       By /s/ Thomas P. McCaffrey
                                          ------------------------------
                                            Name:    Thomas P. McCaffrey
                                            Title:   Senior Vice President
                                                     of Administration
                                                     and Chief Financial Officer



Date:    July 28, 2006

                                  EXHIBIT INDEX



Exhibit No.                  Description of Exhibits
---------------              ----------------------------
10.1                         Credit Agreement, dated as of July 26, 2006, among
                             the Company, J.P. Morgan Securities Inc., UBS
                             Securities LLC and Credit Suisse Securities (USA)
                             LLC, as Joint Lead Arrangers and Joint Bookrunners, and JPMorgan Chase Bank, N.A., as Administrative
                             Agent.